Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252868

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated March 18, 2021)

SKILLZ INC.

Up to 38,616,576 Shares of Class A Common Stock
Up to 5,016,666 Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 18, 2021 (and as may be further supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K (the “Current Report”), which we have filed with the Securities and Exchange Commission on July 16, 2021. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to: (a) the issuance by us of up to an aggregate of up to 22,266,643 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 5,016,666 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the IPO (as defined below) of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 17,249,977 shares of Class A common stock that are issuable upon the exercise of 17,249,977 warrants issued in connection with the IPO (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) and (b) the resale from time to time by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of (i) 5,016,666 Private Placement Warrants, (ii) up to 5,016,666 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 6,350,203 shares of Class A common stock held by the Sponsor and certain of its transferees (the “Sponsor Shares”) and (iv) 9,999,730 shares of Class A common stock (including 1,427,112 shares of Class A common stock issuable upon conversion of Class B common stock, par value $0.0001 per share ) that were released from escrow on March 5, 2021 based upon the achievement of certain stock price targets (the “Earnout Shares”).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “SKLZ.” On July 23, 2021, the closing price of our Class A common stock was $15.29 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2021

SKILLZ INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-39243 (Commission File Number)	46-2682070 (IRS Employer Identification No.)
PO Box 445
San Francisco, California 94104
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 762-0511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SKLZ	NYSE
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	SKLZ.WS	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On July 16, 2021, Skillz Inc., a Delaware corporation (f/k/a Flying Eagle Acquisition Corp.) (the “Company”), issued a press release announcing the redemption of all of its outstanding warrants, other than the Private Placement Warrants (as defined in the Warrant Agreement) held by Eagle Equity Partners II, LLC, a Delaware limited liability company (or its permitted transferees), to purchase shares of the Company's Class A common stock that were issued under the Warrant Agreement, dated as of March 5, 2020 (the “Warrant Agreement”), by and among Flying Eagle Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.2 hereto and is incorporated herein by reference. None of this Current Report on Form 8-K, the press release attached hereto as Exhibit 99.1 nor the Notice of Redemption attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any Company securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act. except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated July 16, 2021
99.2	Notice of Redemption, dated July 16, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SKILLZ INC.

By: /s/ Charlotte Edelman
Name: Charlotte Edelman
Title: VP of Legal

Date: July 16, 2021